SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2008
BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:    (248) 754-9200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     In January 2006, BorgWarner Diversified Transmission Products Inc (“DTP”), a subsidiary of the Company filed a declaratory judgment action in United States District Court, Southern District of Indiana (Indianapolis Division) against the United Automobile, Aerospace, and Agricultural Implements Workers of America (“UAW”), Local No. 287 and Gerald Poor, individually and as the representative of a defendant class. DTP sought the Court’s affirmation that DTP did not violate the Labor-Management Relations Act or the Employee Retirement Income Security Act by unilaterally amending certain medical plans prior to the expiration of their term in order to reduce the level of benefits provided to retirees, effective April 1, 2006 and October 1, 2006. On September 10, 2008 the Court found that DTP’s reservation of the right to make such amendments was limited by its health insurance agreement with the UAW and could not be exercised prior to the expiration of that agreement in April 2009. The Company intends to reduce the level of benefits provided to the retirees following expiration of the health insurance agreement in April 2009. The Company estimates that the Court’s decision will result in a charge of approximately $3 million to $4 million in the third quarter 2008.
     On September 11, 2008, the hourly employees at the Company’s Ithaca and Cortland, New York facilities, represented by the International Brotherhood of Teamsters, ratified a new four-year collective bargaining agreement effective September 1, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.
Date: September 26, 2008	By:	/s/ John Gasparovic
Name: John Gasparovic
Its: Secretary